EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES NO MAY CASH DISTRIBUTION

Dallas, Texas, May 18, 2021 – Simmons Bank, as Trustee of the Hugoton Royalty Trust (OTCQB:HGTXU) (the “Trust”), today declared there would not be a cash distribution to the holders of its units of beneficial interest for May 2021 due to the excess cost positions on all three of the Trust’s conveyances of net profits interests. The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in March.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas Price per Mcf
	Total	Daily

Current Month	801,000	26,000	$3.66

Prior Month	720,000	26,000	$3.99

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the Trustee that it has included oil sales volumes of approximately 7,000 barrels from the new horizontal wells drilled in Major County, Oklahoma and has deducted development costs of $49,000, production expense of $1,124,000 and overhead of $1,033,000 in determining the royalty calculation for the Trust for the current month.

Expense Reserve

The expense reserve used to pay administrative expenses in the absence of current month distributions was depleted in October 2020. As a result, Simmons Bank, the Trustee, is currently paying the expenses for the Trust, subject to its rights to be indemnified and reimbursed pursuant to the terms of the Trust indenture. However, there is nothing in the Trust indenture that requires Simmons Bank to pay the expenses for the Trust. The right to indemnification would include proceeds received from a sale of the Trust’s assets, if any. The Trustee has engaged a third party to market the Trust’s assets; however, the Trustee is unable to predict whether any prospective buyer will agree to terms of sale. Any material sale of assets and/or termination of the Trust requires unitholder approval by at least 80% of all outstanding units.

Excess Costs

XTO Energy has advised the Trustee that excess costs were $54,000 on properties underlying the Kansas net profits interests. Underlying cumulative excess costs remaining on the Kansas net profits interests total $3,582,000, including accrued interest of $373,000.

XTO Energy has advised the Trustee that $789,000 of excess costs were recovered on properties underlying the Oklahoma net profits interests. However, after the partial recovery, there were no remaining proceeds from the properties underlying the Oklahoma net profits interests to be included in the current month’s distribution. Underlying cumulative excess costs remaining on the Oklahoma net profits interests total $22,824,000, including accrued interest of $1,986,000.

XTO Energy has advised the Trustee that $285,000 of excess costs were recovered on properties underlying the Wyoming net profits interests. However, after the partial recovery, there were no remaining proceeds from the properties underlying the Wyoming net profits interests to be included in the current month’s distribution. Underlying cumulative excess costs remaining on the Wyoming net profits interests total $4,247,000, including accrued interest of $228,000.

Arbitration

As previously disclosed, XTO Energy advised the Trustee that it reached a settlement with the plaintiffs in the Chieftain class action royalty case. On July 27, 2018, the final plan of allocation was approved by the court. Based on the final plan of allocation, XTO Energy advised the Trustee that it believes approximately $24.3 million in additional production costs should be allocated to the Trust. On May 2, 2018, the Trustee submitted a demand for arbitration seeking a declaratory judgment that the Chieftain settlement is not a production cost and that XTO Energy is prohibited from charging the settlement as a production cost under the conveyance or otherwise reducing the Trust’s payments now or in the future as a result of the Chieftain litigation. The Trust and XTO Energy conducted the interim hearing on the claims related to the Chieftain settlement on October 12-13, 2020. In the arbitration, the Trustee contended that the approximately $24.3 million allocation related to the Chieftain settlement was not a production cost and, therefore, there should not be a related adjustment to the Trust’s share of net proceeds. However, XTO Energy contended that the approximately $24.3 million was a production cost and should reduce the Trust’s share of net proceeds.

On January 20, 2021, the arbitration panel issued its Corrected Interim Final Award (i) “reject[ing] the Trust’s contention that XTO has no right under the Conveyance to charge the Trust with amounts XTO paid under section 1.18(a)(i) as royalty obligations to settle the Chieftain litigation” and (ii) stating “[t]he next phase will determine how much of the Chieftain settlement can be so charged, if any of it can be, in the exercise of the right found by the Panel.” The parties are continuing to review the Corrected Interim Final Award and on March 26, 2021, XTO Energy submitted its brief to the Panel regarding the amount of the Chieftain settlement, if any, that may be charged to the Trust. The Trustee submitted its response brief on April 23, 2021 and XTO Energy submitted its reply on May 7, 2021. A decision on the outcome of this issue is expected by the end of the second quarter 2021.

The Oklahoma conveyance is already currently subject to excess costs that will need to be recovered prior to any distribution to unitholders. Therefore, if the arbitration panel determines that the approximately $24.3 million can be charged to the Trust (as XTO contends), the reduction in the Trust’s share of net proceeds would result in additional excess costs under the Oklahoma conveyance that would likely result in no distributions under the Oklahoma conveyance for several additional years while these additional excess costs are recovered.

Other Trustee claims related to disputed amounts on the computation of the Trust’s net proceeds for 2014 through 2016 were bifurcated from the initial arbitration and will be heard at a later date, which is still to be determined.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2020.

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Contact:	Nancy Willis Vice President Simmons Bank, Trustee 855-588-7839